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                                                                    Exhibit 15.1

December 20, 2001

C-COR.net Corp.
State College, Pennsylvania

Re:  Registration Statement on Form S-3

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated October 11, 2001 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
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KPMG LLP

Philadelphia, Pennsylvania